NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securityissued by Claymore
Exchange-Traded Fund Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Claymore/Zacks Dividend Rotation ETF (suspended: 9/13/2010) symbol: IRO

Guggenheim Bulletshares 2011 Corporate Bond ETF (suspended: 12/30/2011) symbol: BSCB

Guggenheim Sector Rotation ETF (suspended: 3/26/2012) symbol: XRO

Guggenheim Ocean Tomo Patent ETF (suspended: 3/26/2012) symbol: OTP

Guggenheim Ocean Tomo Growth Index ETF (suspended: 3/26/2012) symbol: OTR

Guggenheim International Small Cap LDRs ETF (suspended: 3/26/2012) symbol: XGC

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.